SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               April 14, 1998



                             NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                 41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234





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ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS



Norwest Corporation's ("Norwest") net income for the quarter ended March 31, 1998 was $367.7 million, or 47 cents per diluted common share, an increase of
14.2 percent and 11.9 percent, respectively, over the $321.9 million or 42 cents per diluted common share, earned in the first quarter of 1997. Basic earnings per share increased 11.6 percent to 48 cents per common share in the first quarter of 1998 from 43 cents a year earlier. Return on realized common equity was 22.9 percent and return on assets was 1.69 percent for the first quarter of 1998, compared with 22.7 percent and 1.63 percent, respectively, in the same period of 1997.

Consolidated net interest income in the first quarter of 1998 was $1,066.6 million, compared with $958.3 million in the first quarter of 1997, an increase of 11.3 percent. Growth from the prior year was principally due to a 9.0 percent growth in average earning assets and a higher net interest margin. Net interest margin increased 15 basis points to 5.77 percent primarily due to higher yields on loans and leases and loans held for sale and improved funding costs related to deposits.

Norwest provided $124.5 million for credit losses in the first quarter of 1998, or 120 basis points of average loans and leases on an annualized basis. This compares with $109.0 million, or 111 basis points, in the same period a year ago. Net credit losses totaled $131.4 million in the first quarter of 1998, up from $112.0 million in the first quarter of 1997 principally due to higher levels of consumer credit charge-offs. As a percent of average loans and leases, net credit losses were 126 basis points in the first quarter of 1998, compared with 114 basis points in the same period a year ago. Consumer past-due delinquencies were as follows:

                                               Quarter Ended
                                    3/31/98     12/31/97    3/31/97
Banking Group 30 days past due         1.79%        2.02       1.93
Norwest Financial 60 days past due     3.46         3.58       3.76
Credit card 30 days past due           4.06         3.92       4.12


Non-performing assets totaled $258.9 million at March 31, 1998, an increase of $30.4 million from year-end 1997. As a percent of loans, leases and other real estate owned, non-performing assets were 0.61 percent at March 31, 1998, compared with 0.55 percent at the same time last year. Reserve coverage of non-performing assets was 477.5 percent at March 31, 1998, and the allowance for credit losses was 2.93 percent of loans and leases.

Consolidated non-interest income was $810.3 million in the first quarter of 1998, an increase of $125.7 million, or 18.3 percent, from the first quarter of 1997. Contributing to the 1998 increase was continued growth in virtually all categories, including mortgage banking, trust, investment product and management fees, service charges, insurance and venture capital gains.

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Consolidated non-interest expenses were $1,210.0 million in the first quarter of 1998. These expenses increased 16.2 percent over the first quarter of 1997, principally due to increased operating expenses associated with acquisitions and writedowns of other miscellaneous assets.

Norwest's Banking Group reported earnings of $263.9 million in the first quarter of 1998, 16.5 percent above first quarter 1997 earnings of $226.5 million. The increased earnings were principally due to increases in fee-based revenues including trust, investment product and management fees, service charges, insurance and venture capital gains, partially offset by increased non-interest expenses due primarily to acquisitions. At March 31, 1998, Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $163.7 million.

Mortgage Banking earned $51.9 million in the first three months of 1998, compared with $33.8 million in the first quarter of 1997. Combined gains on sales of mortgages and servicing rights in the first quarter of 1998 amounted to $36.5 million, compared with $31.7 million in the same quarter last year. The pipeline of unclosed mortgage loans was $19.6 billion at March 31, 1998, compared with $9.7 billion at March 31, 1997. Mortgage loan originations were $20.9 billion in the first quarter of 1998, compared with $10.4 billion in the first quarter of 1997. The servicing portfolio increased $27.2 billion from the first quarter of 1997 and $6.0 billion from year-end 1997, and at March 31, 1998 totaled $211.8 billion with a weighted average interest rate of
7.69 percent. Capitalized mortgage servicing rights amounted to $2.8 billion, or 133 basis points of the mortgage servicing portfolio at March 31, 1998.

Norwest Financial reported first quarter 1998 net income of $51.9 million, down $9.7 million from the first quarter of 1997. Net interest income rose $44.3 million over 1997 as average finance receivables increased 19.4 percent. Norwest Financial's net charge-offs in the first quarter of 1998 were $93.4 million, compared with $67.0 million in the first quarter of 1997. The increase in net charge-offs was primarily attributed to increased bankruptcies in Puerto Rico and the acquisition of Fidelity Acceptance Corporation in August 1997.

Based on higher credit losses in Puerto Rico resulting from increased bankruptcies, and slower loan receivable growth as prepayments and competitive pressures are causing industry loan standards and pricing to fall below levels which management considers prudent, management now estimates that Norwest Financial's 1998 earnings will be approximately ten percent lower than the $243 million earned in 1997. Management believes it is important to maintain financial discipline and is confident of Norwest Financial's long-term growth prospects. Management expects the diversity of Norwest's earnings stream will offset this temporary performance challenge at Norwest Financial.

Statements made in the preceding paragraph are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements address management's present expectations about future performance and involve inherent risks and uncertainties. A number of important factors (some of which are beyond Norwest's control) could cause actual results to differ materially from those in the forward-looking statements. Those factors include the economic environment, competition, products and pricing in the geographic and business areas in which Norwest conducts its operations, prevailing interest rates,

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changes in government regulations and policies affecting financial services companies, credit quality and credit risk management, acquisitions and integration of acquired businesses.

At March 31, 1998, consolidated total assets were $96.1 billion, compared with $88.5 billion at December 31, 1997. Consolidated loans and leases, net of unearned discount, were $42.2 billion at March 31, 1998, compared with $42.5 billion at December 31, 1997. Consolidated total deposits were $57.8 billion at March 31, 1998, compared with $55.5 billion at December 31, 1997. Consolidated long-term debt at March 31, 1998 was $12.5 billion, compared with $12.8 billion at year-end 1997. Consolidated stockholders' equity was $7.1 billion at March 31, 1998, compared with $7.0 billion at December 31, 1997. Tier 1 and total capital ratios were 8.92 percent and 10.81 percent, respectively, at March 31, 1998, compared with 9.09 percent and 11.01 percent, respectively, at December 31, 1997. The leverage ratio was 6.58 percent at March 31, 1998 and 6.63 percent at December 31, 1997. Dividends declared per common share were 16.5 cents for the first quarter of 1998, compared with 15 cents for the same period of 1997. The dividend payout ratio was 34.4 percent and 34.9 percent for the three months ended March 31, 1998 and 1997, respectively.





















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                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: April 22, 1998                   By: \s\ Michael A. Graf
                                            Senior Vice President and
                                                Controller
                                            (Principal Accounting Officer)

























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